Exhibit 10.2

GOLDMAN SACHS LENDING PARTNERS LLC 200 West Street New York, New York 10282-2198	BANK OF MONTREAL BMO CAPITAL MARKETS 3 Times Square, 28th Floor New York, New York 10036

PERSONAL AND CONFIDENTIAL
September 4, 2013
Louisiana-Pacific Corporation
414 Union Street, Suite 2000
Nashville, Tennessee 37219
Attention: Sallie Bailey
$430.0 million Senior Secured Term Facility
Commitment Letter
Ladies and Gentlemen:
Goldman Sachs Lending Partners LLC (“Goldman Sachs”), Bank of Montreal (“BMO”) and BMO Capital Markets Corp. (“BMO Capital” and, together with BMO and Goldman Sachs, the “Commitment Parties”, “we” or “us”) are pleased to confirm the arrangements under which (i) Goldman Sachs and BMO Capital are exclusively authorized by Louisiana-Pacific Corporation, a Delaware corporation (the “Borrower”), to act as joint lead arrangers and joint bookrunners in connection with, (ii) BMO Capital is exclusively authorized by the Borrower to act as syndication agent in connection with, (iii) Goldman Sachs is exclusively authorized by the Borrower to act as administrative agent in connection with, and (iv) Goldman Sachs and BMO commit, on a several but not joint basis, to provide the financing for, certain transactions described herein, in each case on the terms and subject to the conditions set forth in this letter and the attached Annexes A, B, C and D hereto (collectively, this “Commitment Letter”).
You have informed us that the Borrower intends to acquire (the “Acquisition”), directly or indirectly, all of the issued and outstanding common shares of an entity previously identified to us by you as “Amazon” (“Amazon” and, together with its subsidiaries, the “Acquired Business”) and its subsidiaries. You have also informed us that, in connection with the foregoing, the Borrower intends to consummate the other Transactions described in the Transaction Description attached hereto as Annex B. You have also informed us that the total cost of the Acquisition and related fees, commissions and expenses will be financed from the following sources:

•
up to $430.0 million under a senior secured term loan B facility (the “Term Facility”) subject to reduction as set forth in the second paragraph of Section 9 hereof and having the terms set forth on Annex C; provided, that in no event shall the aggregate amount of commitments under the Term Facility be reduced to less than $100.0 million;

•	cash on hand at the Borrower and/or its subsidiaries and/or cash on hand at the Acquired Business;

•
borrowings under asset-based revolving credit facilities of the Borrower and/or its subsidiaries and/or the Acquired Business (to the extent such borrowings are available and permitted to be drawn); and

•	common equity of the Borrower issued to shareholders and option holders of Amazon.

1.	Commitments; Titles and Roles.
Goldman Sachs and BMO Capital are pleased to confirm their agreement to act, and you hereby appoint Goldman Sachs and BMO Capital to act, as joint lead arrangers and joint bookrunners in connection with the Term Facility (each, a “Lead Arranger” and, collectively, the “Lead Arrangers”). BMO Capital is pleased to confirm its agreement to act, and you hereby appoint BMO Capital to act, as syndication agent in connection with the Term Facility. Goldman Sachs is pleased to confirm its agreement to act, and you hereby appoint Goldman Sachs to act, as administrative agent (the “Administrative Agent”) for the Term Facility. It is agreed that Goldman Sachs will have “left side” designation and shall appear on the top left of any offering or marketing materials in respect of the Term Facility and BMO Capital will have “right side” designation and shall appear on the top right of any offering or marketing materials in respect of the Term Facility. Each of Goldman Sachs and BMO (each, an “Initial Lender” and, collectively, the “Initial Lenders”) is pleased to commit, on a several but not joint basis, to provide 50% of the entire aggregate principal amount of the Term Facility on the terms and subject to the conditions contained in this Commitment Letter and the Fee Letter (referred to below). Our fees for our commitment and for services related to the Term Facility are set forth in a separate fee letter (the “Fee Letter”) entered into by the Borrower and the Commitment Parties on the date hereof.

2.	Conditions Precedent.
The Commitment Parties' commitments and agreements are subject to (x) there not having occurred, or having been disclosed to the public (if previously undisclosed to the public), since the date of this Commitment Letter, any Amazon Material Adverse Effect and (y) there not having occurred, since December 31, 2012 (the date of the most recent audited financial statements for the Acquired Business furnished by the Borrower to the Lead Arrangers), any event, occurrence or development or state of circumstances or facts which has had or would, individually or in the aggregate, reasonably be expected to have an Amazon Material Adverse Effect. “Amazon Material Adverse Effect” means [any change, development, effect, event, circumstance, fact or occurrence that individually or in the aggregate with other such changes, developments, effects, events, circumstances, facts or occurrences, (x) is or would reasonably be expected to be, material and adverse to the business, condition (financial or otherwise), properties, assets (tangible or intangible), liabilities (including any contingent liabilities), operations or results of operations of Amazon and its subsidiaries, taken as a whole, or (y) prevents or materially adversely affects the ability of Amazon to timely perform its obligations under the Acquisition Agreement, except, any change, development, effect, event, circumstance, fact or occurrence resulting from or relating to: (i) the announcement of the execution of the Acquisition Agreement or the transactions contemplated thereby; (ii) general political, economic or financial conditions in Canada and the United States (provided that it does not have a materially disproportionate effect on Amazon relative to other companies in its industry); (iii) the state of securities or commodity markets in general (provided that it does not have a materially disproportionate effect on Amazon relative to other companies in its industry); (iv) the commencement or continuation of any war, armed hostilities or acts of terrorism; (v) the state of the oriented strand board industry in general (provided that such conditions do not have a materially disproportionate effect on Amazon relative to other companies in the oriented strand board industry); or (vi) any decrease in the trading price or any decline in the trading volume of the equity securities of Amazon (it being understood that the causes underlying such change in trading price or trading volume (other than those in items (i) to (v) above) may be taken into account in determining whether an Amazon Material Adverse Effect has occurred)]     Expected to be conformed to MAE definition in the Acquisition Agreement, subject to the Lead Arrangers' review and satisfaction with such definition (including confirming that includes customary “disproportionate impact” provisions).. The Commitment Parties' commitments and agreements are also subject to the execution and delivery of appropriate definitive loan documents relating to the Term Facility including a credit agreement, guarantees, security agreements, pledge agreements and an intercreditor agreement entered into with the administrative agent under the ABL Credit Agreement (as defined in Annex C) (collectively, the “Loan Documents”) that are substantially consistent with the terms set forth in this Commitment Letter and are otherwise acceptable to us and you.
Notwithstanding anything in this Commitment Letter to the contrary, (a) the only representations relating to the Acquired Business the accuracy of which will be a condition to the availability of the Term Facility on the Closing Date will be (i) the representations made by or with respect to the Acquired Business in the Acquisition Agreement (as defined in Annex B) as are material to the interests of the Lenders (as defined in Annex C) and the Lead Arrangers (but only to the extent that the Borrower or its affiliates have the right not to consummate the Acquisition, or to terminate their obligations (or otherwise do not have an obligation to close), under the Acquisition Agreement as a result of a failure of such representations in the Acquisition Agreement to be true and correct) (the “Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below), and (b) the terms of the documentation for the Term Facility will be such that they do not impair the availability of the Term Facility on the Closing Date if the conditions set forth herein and in Annex D hereto are satisfied (it being understood that (I) to the extent any security interest in the intended collateral (other than any collateral the security interest in which may be perfected by the filing of a UCC financing statement or intellectual property filings or the delivery of stock certificates) is not perfected on the Closing Date after your use of commercially reasonable efforts to do so, the perfection of such security interest(s) will not constitute a condition precedent to the availability of the Term Facility on the Closing Date but such security interest(s) will be required to be perfected within 90 days after the Closing Date (or such longer period as may be agreed by the Administrative Agent) and (II) nothing in the preceding clause (a) will be construed to limit the applicability of the individual conditions set forth herein or in Annex D). As used herein, “Specified Representations” means representations relating to incorporation or formation; organizational power and authority to enter into the documentation relating to the Term Facility; due execution, delivery and enforceability of such documentation; solvency of the Borrower and its subsidiaries, taken as a whole; no conflicts with charter documents or material agreements; Federal Reserve margin regulations; the Investment Company Act; OFAC, the PATRIOT Act, FCPA and other anti-terrorism laws; status of the Term Facility as first lien senior debt; use of proceeds, and, subject to the limitations on perfection of security interests set forth in the preceding sentence, the creation, perfection and priority of the security interests granted in the proposed collateral.

3.	Syndication.
The Lead Arrangers intend and reserve the right to syndicate the Term Facility to the Lenders, and you acknowledge and agree that the commencement of syndication shall occur promptly following the date of this Commitment Letter. The Lead Arrangers reserve the right at any time after the date of this Commitment Letter to syndicate all or a portion of the Initial Lenders' respective commitments under the Term Facility to a group of banks, financial institutions and other institutional lenders and investors (together with the Initial Lenders, the “Lenders”) identified by the Lead Arrangers and consented to by the Borrower (such consent not to be unreasonably conditioned, withheld or delayed). The Lead Arrangers will lead the syndication in consultation with you, including determining the timing of all offers to potential Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Lead Arrangers pursuant to the terms of this Commitment Letter and the Fee Letter. The Lead Arrangers will determine the final commitment allocations and will notify the Borrower of such determinations. The Borrower agrees to use all commercially reasonable efforts to ensure that the Lead Arrangers' syndication efforts benefit from the existing lending relationships of the Borrower and the Acquired Business and their respective subsidiaries. To facilitate an orderly and successful syndication of the Term Facility, you agree that, until the earlier of (x) Successful Syndication (as defined in the Fee Letter) of the Term Facility and (y) the Closing Date, there shall be no competing issues, offerings, placements, amendments, consents, waivers, refinancings, marketings or other arrangements of or in respect of debt securities or commercial bank or other credit facilities by or on behalf of the Borrower or any of its subsidiaries (and you shall use commercially reasonable efforts to ensure that there are no competing issues, offerings, placements, amendments, consents, waivers, refinancings, marketings or other arrangements of or in respect of debt securities or commercial bank or other credit facilities by or on behalf of the Acquired Business) being offered, placed, refinanced, marketed or arranged (other than the Term Facility, a Consent Solicitation (as defined in Annex B) arranged by affiliates of the Lead Arrangers where such affiliates have acted as consent agents and any COC Offer (as defined in Annex B)) without the prior written consent of the Lead Arrangers, if such issuance, offering, placement, refinancing, marketing or arrangement would materially impair, in the reasonable judgment of the Lead Arrangers, the primary syndication of the Term Facility (it being understood that ordinary course working capital facilities (including, without limitation, asset-based revolving credit facilities of the Borrower, its subsidiaries or the Acquired Business) and capital lease, purchase money and equipment financings and letters of credit will not materially impair the primary syndication of the Term Facility).
The Borrower agrees to cooperate with the Lead Arrangers, and agrees to use commercially reasonable efforts to cause the Acquired Business to cooperate with the Lead Arrangers, in connection with (i) the preparation of one or more information packages for the Term Facility regarding the business, operations, financial projections and prospects of the Borrower and the Acquired Business (collectively, the “Confidential Information Memorandum”) including all information relating to the transactions contemplated hereunder prepared by or on behalf of the Borrower or the Acquired Business deemed reasonably necessary by the Lead Arrangers to complete the syndication of the Term Facility including, without limitation, using commercially reasonable efforts to obtain (a) an updated public corporate family rating from Moody's Investor Services, Inc. (“Moody's”), (b) an updated public corporate credit rating from Standard & Poor's Ratings Group, a division of The McGraw Hill Corporation (“S&P”), and (c) a public credit rating for the Term Facility from each of Moody's and S&P, in each case prior to the commencement of the Marketing Period (as defined in Annex D); provided, that if, prior to the commencement of the Marketing Period, the Requisite Consent shall not have been obtained or a COC Offer shall not have been launched, then the Borrower shall use commercially reasonable efforts to obtain each of the foregoing ratings for both of the scenarios (1) as if none of the Existing Target Notes have been tendered pursuant to Section 4.15 of the Existing Indenture as of the Closing Date and (2) as if all of the Existing Target Notes have been tendered pursuant to Section 4.15 of the Existing Indenture as of the Closing Date; and (ii) the presentation of one or more information packages for the Term Facility acceptable in format and content to the Lead Arrangers (collectively, the “Lender Presentation”) in meetings and other communications with prospective Lenders or agents in connection with the syndication of the Term Facility (including, without limitation, direct contact between senior management and representatives, with appropriate seniority and expertise, of the Borrower and the Acquired Business with prospective Lenders and participation of such persons in meetings). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, the obtaining of the ratings under each of the scenarios, as applicable, referenced in the foregoing sentence shall not constitute a condition to the commitments under the Term Facility or the funding of the Term Facility on the Closing Date. The Borrower will be solely responsible for the contents of any such Confidential Information Memorandum and Lender Presentation and all other information, documentation or materials delivered to the Commitment Parties in connection therewith (collectively, the “Information”) and acknowledges that the Commitment Parties will be using and relying upon the Information without independent verification thereof. The Borrower agrees that Information regarding the Term Facility and Information provided by the Borrower, the Acquired Business or their respective representatives to the Commitment Parties in connection with the Term Facility (including, without limitation, draft and execution versions of the Loan Documents, the Confidential Information Memorandum, the Lender Presentation and publicly filed financial statements) may be disseminated to potential Lenders and other persons through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace (the “Platform”)) created for purposes of syndicating the Term Facility or otherwise, in accordance with the Lead Arrangers' standard syndication practices, and you acknowledge that neither the Lead Arrangers nor any of their respective affiliates will be responsible or liable to you or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform.
The Borrower acknowledges that certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive material non-public information with respect to the Borrower, the Acquired Business or their respective affiliates or any of their respective securities) (each, a “Public Lender”). At the request of the Lead Arrangers, the Borrower agrees to prepare, and to use commercially reasonable efforts to cause the Acquired Business to assist in preparing, an additional version of the Confidential Information Memorandum and the Lender Presentation to be used by Public Lenders that does not contain material non-public information concerning the Borrower, the Acquired Business, or their respective affiliates or securities. It is understood that in connection with your assistance described above, you will provide, and use commercially reasonable efforts to cause all other applicable persons to provide, authorization letters to the Lead Arrangers authorizing the distribution of the Information to prospective Lenders and containing a representation to the Lead Arrangers, in the case of the public-side version, that such Information does not include material non-public information about the Borrower, the Acquired Business or their respective affiliates or their respective securities. In addition, the Borrower will clearly designate, and use commercially reasonable efforts to cause the Acquired Business to designate, as such all Information provided to the Lead Arrangers by or on behalf of the Borrower or the Acquired Business which is suitable to make available to Public Lenders. The Borrower acknowledges and agrees that the following documents may be distributed to all Lenders (including Public Lenders) (unless the Borrower promptly notifies the Lead Arrangers in writing prior to such distribution that any such document contains material non-public information with respect to the Borrower, the Acquired Business or their respective affiliates or securities): (a) drafts and final versions of the Loan Documents; (b) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms of the Term Facility.

4.	Information.
The Borrower represents and covenants that (i) all written Information (other than financial projections and information of a general economic or industry-specific nature) provided directly or indirectly by the Acquired Business or the Borrower to the Lead Arrangers or the Lenders in connection with the transactions contemplated hereunder is and will be, when taken as a whole, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading (after giving effect to all supplements and updates thereto from time to time) and (ii) the financial projections that have been or will be made available to the Lead Arrangers or the Lenders by or on behalf of the Acquired Business or the Borrower have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections are furnished to the Lead Arrangers or the Lenders, it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material. You agree that if at any time prior to the Closing Date, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and financial projections were being furnished, and such representations were being made, at such time, then you will, and you will use commercially reasonable efforts to cause the Acquired Business to, promptly supplement, or cause to be supplemented, the Information and financial projections so that such representations will be correct in all material respects under those circumstances. In arranging and syndicating the Term Facility, we will be entitled to use and rely on the Information and the financial projections without responsibility for independent verification thereof. We will have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of the Borrower, the Acquired Business or any other party or to advise or opine on any related solvency issues.

5.	Indemnification and Related Matters.
In connection with arrangements such as this, it is the Lead Arrangers' policy to receive indemnification. The Borrower agrees to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter.

6.	Assignments.
This Commitment Letter may not be assigned by you without the prior written consent of the Commitment Parties (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and, except as set forth in Annex A hereto, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. The Commitment Parties may assign their commitments and agreements hereunder, in whole or in part, to any of their respective affiliates. In addition, until the termination of the syndication of the Term Facility, as determined by the Lead Arrangers, the Commitment Parties may, with the consent of the Borrower, assign their commitments and agreements hereunder, in whole or in part, to other Lenders. Any assignment by any Commitment Party to any potential Lender or any affiliate (other than an assignment by Goldman Sachs to Goldman Sachs Bank USA) made prior to the Closing Date will only relieve such Commitment Party of its obligations set forth herein to fund that portion of the commitments so assigned if such assignment was approved by you in writing. Neither this Commitment Letter nor the Fee Letter may be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto.

7.	Confidentiality.
Please note that this Commitment Letter, the Fee Letter and any written communications provided by, or oral discussions with, the Commitment Parties in connection with this arrangement are exclusively for the information of the Borrower and may not be disclosed by you to any third party or circulated or referred to publicly without our prior written consent except, after providing written notice to the Commitment Parties, pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided, that we hereby consent to your disclosure of (i) this Commitment Letter, the Fee Letter and such communications and discussions to the Borrower's officers, directors, agents and advisors who are directly involved in the consideration of the Term Facility and who have been informed by you of the confidential nature of such advice and this Commitment Letter and the Fee Letter and who have agreed to treat such information confidentially, (ii) this Commitment Letter and the Fee Letter or the information contained herein or therein to the Acquired Business to the extent you notify such person of its obligations to keep such material confidential, and to the Acquired Business's officers, directors, agents and advisors who are directly involved in the consideration of the Term Facility to the extent such persons agree to hold the same in confidence (provided that any disclosure of the Fee Letter or its terms or substance to the Acquired Business or its officers, directors, agents and advisors shall be redacted in a manner satisfactory to the Commitment Parties), (iii) this Commitment Letter and the Fee Letter as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof), (iv) this Commitment Letter and the Fee Letter to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and the Fee Letter, (v) this Commitment Letter in connection with the filing by the Borrower with the Securities and Exchange Commission of a Current Report on Form 8-K reporting the entry by the Borrower into this Commitment Letter, (vi) the existence of this Commitment Letter and information about the Term Facility to market data collectors, similar services providers to the lending industry, and service providers to the Commitment Parties and the Lenders in connection with the administration and management of the Term Facility and (vii) the information contained in Annex C to Moody's and S&P; provided, that such information is supplied to Moody's and S&P only on a confidential basis after consultation with the Commitment Parties.
The Commitment Parties agree that they will treat as confidential all information provided to them hereunder by or on behalf of the Borrower, the Acquired Business or any of their respective subsidiaries or affiliates; provided, however, that nothing herein will prevent the Commitment Parties from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any regulatory or self-regulatory authority exercising examination or regulatory authority) to inform you promptly thereof to the extent practicable and not prohibited by law), (b) upon the request or demand of any regulatory authority purporting to have jurisdiction over such person or any of its affiliates, (c) to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such person, (d) to such person's affiliates and their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other experts or agents who need to know such information and on a confidential basis, (e) to potential and prospective Lenders, participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the borrower or its obligations under the Term Facility, in each case, who are advised of the confidential nature of such information, (f) to Moody's and S&P and other rating agencies or to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent, the Commitment Parties and the Lenders in connection with the syndication, administration and management of the Term Facility; provided, that such information is limited to Annex C and is supplied only on a confidential basis, (g) received by such person on a non-confidential basis from a source (other than the Borrower, the Acquired Business or any of their respective affiliates, advisors, members, directors, employees, agents or other representatives) not known by such person to be prohibited from disclosing such information to such person by a legal, contractual or fiduciary obligation, (h) to the extent that such information was already in the Commitment Parties' possession or is independently developed by the Commitment Parties, (i) for purposes of establishing a “due diligence” defense, (j) with your prior written consent and (k) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and the Fee Letter. The Commitment Parties' obligation under this provision shall remain in effect until the earlier of (i) one year from the date hereof and (ii) the date the definitive Loan Documents are entered into by the Commitment Parties, at which time any confidentiality undertaking in the definitive Loan Documents shall supersede this provision.

8.	Absence of Fiduciary Relationship; Affiliates; Etc.
As you know, each Commitment Party (together with their respective affiliates, the “Banks”) is a full service financial institution engaged, either directly or through its affiliates, in a broad array of activities, including commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage and other financial and non-financial activities and services globally. In the ordinary course of their various business activities, the Banks and funds or other entities in which the Banks invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. In addition, the Banks may at any time communicate independent recommendations and/or publish or express independent research views in respect of such assets, securities or instruments. Any of the aforementioned activities may involve or relate to assets, securities and/or instruments of the Borrower, the Acquired Business and/or other entities and persons which may (i) be involved in transactions arising from or relating to the arrangement contemplated by this Commitment Letter or (ii) have other relationships with the Borrower or its affiliates. In addition, the Banks may provide investment banking, commercial banking, underwriting and financial advisory services to such other entities and persons. The arrangement contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph, and employees working on the financing contemplated hereby may have been involved in originating certain of such investments and those employees may receive credit internally therefor. Although the Banks in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the financing contemplated by this Commitment Letter, the Banks shall have no obligation to disclose such information, or the fact that the Banks are in possession of such information, to the Borrower or to use such information on the Borrower's behalf.
Consistent with the Banks' policies to hold in confidence the affairs of its customers, the Banks will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any of its other customers. Furthermore, you acknowledge the Banks have no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.
The Banks may have economic interests that conflict with those of the Borrower, its equity holders and/or its affiliates. You agree that the Banks will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Banks and the Borrower, its equity holders or its affiliates. You acknowledge and agree that the transactions contemplated by this Commitment Letter and the Fee Letter (including the exercise of rights and remedies hereunder and thereunder) are arm's-length commercial transactions between the Banks, on the one hand, and the Borrower, on the other, and in connection therewith and with the process leading thereto, (i) the Banks have not assumed (A) an advisory responsibility in favor of the Borrower, its equity holders or its affiliates with respect to the financing transactions contemplated hereby or (B) a fiduciary responsibility in favor of the Borrower, its equity holders or its affiliates with respect to the transactions contemplated hereby, or in each case, the exercise of rights or remedies with respect thereto or the process leading thereto (irrespective of whether the Banks have advised, are currently advising or will advise the Borrower, its equity holders or its affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (ii) the Banks are acting solely as principals and not as the agents or fiduciaries of the Borrower, its management, equity holders, affiliates, creditors or any other person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that the Banks have rendered advisory services of any nature or respect with respect to the financing transactions contemplated hereby, or owe a fiduciary or similar duty to the Borrower, in connection with such transactions or the process leading thereto. As you know, Goldman, Sachs & Co. (together with its affiliates, “GS”) and BMO Capital have been retained by the Borrower as financial advisors (in such capacity, each, a “Financial Advisor” and, collectively, the “Financial Advisors”) in connection with the Acquisition. Each of the parties hereto agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisors, GS or BMO Capital and/or their respective affiliates' arranging or providing or contemplating arranging or providing financing for a competing bidder and, on the other hand, our and our affiliates' relationships with you as described and referred to herein. In addition, GS and/or BMO Capital may employ the services of their respective affiliates in providing services and/or performing their obligations hereunder and may exchange with such affiliates information concerning the Borrower, the Acquired Business and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to GS and BMO Capital hereunder.
In addition, please note that the Commitment Parties do not provide accounting, tax or legal advice.

9.	Miscellaneous.
The Commitment Parties' commitments and agreements hereunder will terminate upon the first to occur of (i) the consummation of the Acquisition, (ii) the abandonment or termination of the Acquisition Agreement (as defined in Annex B) and (iii) the “Outside Date” (as defined in the Acquisition Agreement as in effect on the date hereof), as such date may be extended, and only to the extent that such date is actually extended, in accordance with the terms of the definition thereof in the Acquisition Agreement as in effect on the date hereof, provided that, in no event shall such date be later than 90 days from the first “Outside Date” (referred to above), unless the closing of the Term Facility, on the terms and subject to the conditions contained herein, has been consummated on or before such date.
Notwithstanding the foregoing, if the Borrower specifies, in up to three written notices to the Lead Arrangers delivered prior to the commencement of the Marketing Period, that the final amount of commitments under the Term Facility shall be less than the aggregate amount of commitments then outstanding, then the commitments of the Initial Lenders under the Term Facility shall be automatically reduced to such lesser amount specified by the Borrower; provided, that (i) in no event shall the final amount of commitments under the Term Facility be reduced to less than $100.0 million, unless such commitments are reduced to $0, and (ii) after the delivery by the Borrower of the written notice described in paragraph 5 of Annex D and the commencement of the Marketing Period, the final amount of commitments under the Term Facility and the amount of the Term Facility to be funded on the Closing Date may not be further reduced without the consent of the Lead Arrangers, unless such commitments are reduced to $0.
The provisions set forth under Sections 3, 4, 5 (including Annex A), 7 and 8 hereof and this Section 9 and the provisions of the Fee Letter will remain in full force and effect regardless of whether definitive Loan Documents are executed and delivered. The provisions set forth in the Fee Letter and under Sections 5 (including Annex A), 7 and 8 hereof and this Section 9 will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the Commitment Parties' commitments and agreements hereunder.
The Borrower, for itself and its affiliates, agrees that any suit or proceeding arising in respect of this Commitment Letter or the Commitment Parties' commitments or agreements hereunder or the Fee Letter will be tried exclusively in any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and the Borrower hereby submits to the exclusive jurisdiction of, and to venue in, such court. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either the Commitment Parties' commitments or agreements or any matter referred to in this Commitment Letter or the Fee Letter is hereby waived by the parties hereto. The Borrower, for itself and its affiliates, agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above shall be effective service of process against such party for any suit, action or proceeding brought in any such court. This Commitment Letter and the Fee Letter will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.
The Commitment Parties hereby notify the Borrower and the Acquired Business that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) (the “Patriot Act”), the Commitment Parties and each Lender may be required to obtain, verify and record information that identifies the Borrower and each of the Guarantors (as defined in Annex C), which information includes the name and address of the Borrower and each of the Guarantors and other information that will allow the Commitment Parties and each Lender to identify the Borrower and each of the Guarantors in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Commitment Parties and each Lender.
This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Term Facility and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Term Facility.
[Remainder of page intentionally left blank]

Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Commitment Parties the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter, on or before the close of business on September 4, 2013, whereupon this Commitment Letter and the Fee Letter will become binding agreements between us. If this Commitment Letter and the Fee Letter have not been signed and returned as described in the preceding sentence by such date, this offer will terminate on such date. We look forward to working with you on this transaction.

Very truly yours,
GOLDMAN SACHS LENDING PARTNERS LLC
By:

Authorized Signatory

BANK OF MONTREAL
By:

Authorized Signatory
BMO CAPITAL MARKETS CORP.
By:

Authorized Signatory

ACCEPTED AND AGREED AS OF
THE DATE FIRST ABOVE WRITTEN:
LOUISIANA-PACIFIC CORPORATION
By:
Name:
Title:

Annex A

In the event that the Commitment Parties become involved in any capacity in any action, proceeding or investigation brought by or against any person, including shareholders, partners, members or other equity holders of the Borrower or the Acquired Business in connection with or as a result of either this arrangement or the Transactions (together, the “Letters”), the Borrower agrees to periodically reimburse the Commitment Parties for their reasonable and documented out-of-pocket legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Borrower also agrees to indemnify and hold the Commitment Parties harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either this arrangement or the Transactions (whether or not such investigation, litigation, claim or proceeding is brought by you, your equity holders or creditors or an indemnified person and whether or not any such indemnified person is otherwise a party thereto), except to the extent that such loss, claim, damage or liability has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of the Commitment Parties in performing the services that are the subject of the Letters or the material breach by the Commitment Parties of the Letters. In respect of any judgment or order given or made for any amount due under this Commitment Letter, the Fee Letter or the transactions contemplated hereby that is expressed and paid in a currency (the “judgment currency”) other than United States dollars, the Borrower will indemnify the Commitment Parties against any loss incurred by the Commitment Parties as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the judgment currency for the purpose of such judgment or order and (ii) the rate of exchange at which the Commitment Parties are able to purchase United States dollars with the amount of the judgment currency actually received by the Commitment Parties at the time of such receipt. The foregoing indemnity shall constitute a separate and independent obligation of the Borrower and shall survive any termination of this Commitment Letter, the Fee Letter or the transactions contemplated hereby, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into United States dollars. If for any reason the foregoing indemnification is unavailable to the Commitment Parties or insufficient to hold them harmless, then the Borrower will contribute to the amount paid or payable by the Commitment Parties as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (i) the Borrower and the Acquired Business and their respective affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) the Commitment Parties on the other hand in the matters contemplated by the Letters as well as the relative fault of (i) the Borrower and the Acquired Business and their respective affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) the Commitment Parties with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Borrower under this paragraph will be in addition to any liability which the Borrower may otherwise have, will extend upon the same terms and conditions to any affiliate of the Commitment Parties and the partners, members, directors, agents, employees and controlling persons (if any), as the case may be, of the Commitment Parties and any such affiliate, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Borrower, the Commitment Parties any such affiliate and any such person. The Borrower also agrees that neither any indemnified party nor any of such affiliates, partners, members, directors, agents, employees or controlling persons will have any liability to the Borrower or any person asserting claims on behalf of or in right of the Borrower or any other person in connection with or as a result of either this arrangement or the Transactions, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Borrower or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such indemnified party in performing the services that are the subject of the Letters or from a material breach by such indemnified party of its obligations under the Letters; provided, however, that in no event will such indemnified party or such other parties have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such indemnified party's or such other parties' activities related to the Letters. The provisions of this Annex A will survive any termination or completion of the arrangement provided by the Letters.

Annex B

Louisiana-Pacific Corporation
Transaction Description
Certain capitalized terms used but not defined herein are defined in the Commitment Letter.
The Borrower intends to acquire (the “Acquisition”), directly or indirectly, all of the issued and outstanding common shares of an entity previously identified to us by you as “Amazon” (“Amazon” and, together with its subsidiaries, the “Acquired Business”) and its subsidiaries pursuant to the Acquisition Agreement (as defined below).
In connection with the foregoing, it is intended that:

1.
Pursuant to an arrangement agreement (including the exhibits and schedules thereto, the “Acquisition Agreement”), the Borrower will purchase all of the issued and outstanding equity common shares of Amazon. After giving effect to the Acquisition, the Borrower will directly or indirectly own all of the equity interests in Amazon.

2.
The Borrower will obtain up to $430.0 million under a senior secured term loan B facility (the “Term Facility”) subject to reduction as set forth in the second paragraph of Section 9 of the Commitment Letter and having the terms set forth on Annex C.

3.
The Borrower and/or its subsidiaries may, or may cause Amazon to, solicit the consent of the holders of a majority in aggregate principal amount of Amazon's outstanding 7.5% Senior Secured Notes due 2017 (the “Existing Target Notes” and such holders, the “Existing Holders”) to (a) the execution of a supplemental indenture to the Indenture, dated as of November 27, 2012, among Amazon, the guarantors party thereto, The Bank of New York Mellon, as trustee and as U.S. collateral agent, and BNY Trust Company of Canada, as Canadian collateral agent (the “Existing Indenture”) that eliminates any requirement of Amazon or any other person to make a “Change of Control Offer” (as defined in the Existing Indenture) in connection with the Acquisition or (b) waive compliance with any such requirement in connection with the Acquisition (any such consent or waiver solicitation is referred to herein as a “Consent Solicitation” and any Consent Solicitation for which the requisite consent of the Existing Holders has been obtained is referred to herein as the “Requisite Consent”).

4.
Amazon, the Borrower or a subsidiary of the Borrower may consummate a Change of Control Offer or an Alternate Offer (each as defined in the Existing Indenture and, for purposes hereof, each a “COC Offer”), including a possible Alternate Offer (as defined in the Existing Indenture) consummated prior to the Closing Date for any and all of the Existing Target Notes in a manner that satisfies the requirements of the Existing Indenture and that is structured to include an early tender date at least 21 days prior to the Closing Date with a customary premium to be agreed to be paid to Existing Holders that tender on, or prior to, such date (any Alternate Offer meeting the foregoing requirements is referred to herein as the “Requisite COC Offer”).

5.
The Borrower and its subsidiaries may, or may cause Amazon to, redeem, purchase or defease the Existing Target Notes and/or satisfy and discharge the Existing Indenture, in each case, in accordance with the provisions of the Existing Indenture.

6.
The proceeds of the Term Facility, together with (a) cash on hand at the Borrower and/or its subsidiaries, (b) cash on hand at the Acquired Business, (c) borrowings under asset-based revolving credit facilities of the Borrower and/or its subsidiaries and/or the Acquired Business (to the extent such borrowings are available and permitted to be drawn) and (d) common equity of the Borrower issued to shareholders (and option holders) of Amazon, on the Closing Date will be applied (i) to finance all of the cash consideration required in the Acquisition, (ii) to finance the redemption, purchase or defeasance of the Existing Target Notes (including the purchase of any Existing Target Notes tendered pursuant to any COC Offer) or the satisfaction and discharge of the Existing Indenture, (iii) to pay the costs, fees and expenses incurred in connection with the Transactions (including any costs, fees and expenses associated with the Consent Solicitation or a COC Offer, if any) (such costs, fees and expenses, the “Transaction Costs”) and (iv) to fund general working capital needs of the Borrower, its subsidiaries and the Acquired Business.

The transactions described above (including payment of the Transaction Costs) are collectively referred to herein as the “Transactions”.

Annex C
Louisiana-Pacific Corporation
Summary of the Term Facility
This Summary outlines certain terms of the Term Facility referred to in the Commitment Letter, of which this Annex C is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

Borrower:	Louisiana-Pacific Corporation, a Delaware corporation (the “Borrower”).

Guarantors:
Each of the Borrower's existing and subsequently acquired or organized domestic wholly-owned restricted subsidiaries that are guarantors of the Borrower's 7.5% senior notes due 2020 (collectively, the “Guarantors”) will guarantee (the “Guarantee”) all obligations under the Term Facility and under any interest rate protection arrangements owed to the Administrative Agent, the Lead Arrangers, any Lender or any affiliate of the Administrative Agent, the Lead Arrangers or any Lender (“Hedging Agreements”) other than any obligation of any Guarantor to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (a “Swap”), if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by the Borrower or any Guarantor of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (collectively, “Excluded Swap Obligations”).

Purpose/Use of Proceeds:
The proceeds of the Term Facility will be used (a) to finance a portion of the cash consideration in the Acquisition (including payment of fees, commissions and expenses in connection with the Acquisition), (b) to finance the redemption, purchase or defeasance of the Existing Target Notes (including the purchase of any Existing Target Notes tendered pursuant to any COC Offer) or the satisfaction and discharge of the Existing Indenture, (c) to pay the Transaction Costs, and (d) to fund general working capital needs of the Borrower, its subsidiaries and the Acquired Business.

Joint Lead Arrangers and

Joint Bookrunners:	Goldman Sachs Lending Partners LLC and BMO Capital Markets Corp. (in such capacities, each a “Lead Arranger” and, collectively, the “Lead Arrangers”).

Syndication Agent:	BMO Capital Markets Corp. (in its capacity as Syndication Agent, the “Syndication Agent”).

Administrative Agent:	Goldman Sachs Lending Partners LLC (in its capacity as Administrative Agent, the “Administrative Agent”).

Lenders:
Goldman Sachs Lending Partners LLC, Bank of Montreal and/or other financial institutions selected by Goldman Sachs Lending Partners LLC and Bank of Montreal (each, a “Lender” and, collectively, the “Lenders”).

Amount of Term Facility:	Up to $430.0 million senior secured term loan B facility (the “Term Facility”) subject to reduction as set forth in the second paragraph of Section 9 of the Commitment Letter.

Refinancing Facilities:
The Borrower shall be permitted to refinance loans under the Term Facility from time to time, in whole or in part, with (a) one or more new term facilities (each, a “Refinancing Term Facility”) under the Loan Documents with the consent of the Borrower, the Administrative Agent (not to be unreasonably conditioned, withheld or delayed) and the lenders providing such Refinancing Term Facility, (b) one or more series of senior unsecured notes or loans, (c) one or more series of senior secured notes or loans that will be secured by the Collateral on a pari passu basis with the Term Facility, or (d) one or more series of junior lien senior secured notes or loans that will be secured on a subordinated basis to the Term Facility, which will be subject to customary intercreditor and/or subordination arrangements reasonably satisfactory to the Administrative Agent and the Borrower (any such notes or loans, “Refinancing Notes”), subject, in each case in which the Term Facility is refinanced only in part, solely to the following terms and conditions: (i) any such Refinancing Term Facility or Refinancing Notes shall not have a principal amount in excess of the principal amount of Term Facility so refinanced and not mature prior to the maturity date of, or have a shorter weighted average life to maturity than, the loans under the Term Facility being refinanced; (ii) any Refinancing Term Facility or Refinancing Notes shall not be guaranteed by any person that is not a Guarantor; (iii) to the extent secured, any Refinancing Term Facility or Refinancing Notes shall not be secured by any assets that do not constitute Collateral; and (iv) the other terms and conditions of such Refinancing Term Facility or Refinancing Notes shall be consistent with then-prevailing market terms for such indebtedness (except for covenants or other provisions applicable only to periods after the latest final maturity date of the Term Facility existing at the time of such refinancing).

Availability:	One drawing may be made under the Term Facility on the Closing Date.

Maturity:
Sixth-year anniversary of the Closing Date; provided that the Loan Documents shall provide the right for individual Lenders to agree to extend the maturity date of the outstanding loans under the Term Facility owed to such Lenders upon the request of the Borrower and without the consent of any other Lender (it being understood that each Lender under the Term Facility shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under the Term Facility).

Closing Date:	The date on which the borrowings under the Term Facility are made and the Acquisition is consummated (the “Closing Date”).

Amortization:	The outstanding principal amount of the Term Facility will be payable in equal quarterly amounts of 1.00% per annum, with the remaining balance due on the sixth-year anniversary of the Closing Date.

Interest Rate:	All amounts outstanding under the Term Facility will bear interest, at the Borrower's option, as follows:

(i)	at the Base Rate plus 2.25% per annum; or

(ii)	at the reserve adjusted Eurodollar Rate plus 3.25% per annum.
As used herein, the terms “Base Rate” and “reserve adjusted Eurodollar Rate” will have meanings customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate will be customary and appropriate for financings of this type subject to a reserve adjusted Eurodollar Rate “floor” of 1.00%. In no event shall the Base Rate be less than the sum of (i) the one-month reserve adjusted Eurodollar Rate (after giving effect to any reserve adjusted Eurodollar Rate “floor”) plus (ii) the difference between the applicable stated margin for reserve adjusted Eurodollar Rate loans and the applicable stated margin for Base Rate loans.
After the occurrence and during the continuance of any event of default under the Loan Documents, interest on amounts then outstanding will accrue at a rate equal to the rate then applicable thereto, or otherwise at a rate equal to the rate then applicable to loans bearing interest at the rate determined by reference to the Base Rate, in each case plus an additional two percentage points (2.00%) per annum. Such interest will be payable on demand.

Interest Payments:
Quarterly for loans bearing interest with reference to the Base Rate; except as set forth below, on the last day of selected interest periods (which will be one, two, three and six months) for loans bearing interest with reference to the reserve adjusted Eurodollar Rate (and at the end of every three months, in the case of interest periods of longer than three months); and upon prepayment, in each case payable in arrears and computed on the basis of a 360-day year (365/366-day year with respect to loans bearing interest with reference to the Base Rate).

Voluntary Prepayments:
The Term Facility may be prepaid in whole or in part, subject to the “Call Premium” below, without premium or penalty; provided, that loans bearing interest with reference to the reserve adjusted Eurodollar Rate will be prepayable only on the last day of the related interest period unless the Borrower pays any related breakage costs. Voluntary prepayments of the Term Facility will be applied to scheduled amortization payments as directed by the Borrower.

Mandatory Prepayments:
Subject to the terms of the intercreditor agreement and any mandatory prepayments required under the ABL Credit Agreement or any other agreement evidencing or related to indebtedness of the Borrower and its subsidiaries permitted by the terms of the Loan Documents and the Existing Indenture, the following mandatory prepayments will be required (subject to certain basket amounts to be negotiated in the definitive Loan Documents):

1.
Asset Sales: Prepayments in an amount equal to 100% of the net cash proceeds of the sale or other disposition of any property or assets of the Borrower or its restricted subsidiaries, subject to certain exceptions to be determined, including for net cash proceeds of sales or other dispositions of (i) inventory in the ordinary course of business, (ii) obsolete or worn-out property, (iii) property no longer useful in such person's business and (iv) net cash proceeds that are reinvested in other long-term assets useful in the business of the Borrower and its restricted subsidiaries within 12 months of receipt thereof (or within 18 months of receipt thereof, if the Borrower or its restricted subsidiaries have committed to reinvest within six months following such 12-month period).

2.
Insurance Proceeds: Prepayments in an amount equal to 100% of the net cash proceeds of insurance paid on account of any loss of any property or assets of the Borrower or its restricted subsidiaries, subject to certain exceptions to be determined, including for net cash proceeds that are reinvested in other long-term assets useful in the business of the Borrower and its restricted subsidiaries within 12 months of receipt thereof (or within 18 months of receipt thereof, if the Borrower or its restricted subsidiaries have committed to reinvest within six months following such 12-month period).

3.
Incurrence of Indebtedness: Prepayments in an amount equal to 100% of the net cash proceeds received from the incurrence of indebtedness by the Borrower or its subsidiaries (other than indebtedness otherwise permitted under the Loan Documents).

4.
Excess Cash Flow: Commencing with the first full fiscal year of the Borrower after the Closing Date, prepayments in an amount equal to 50% (subject to reductions to a lower percentage upon achievement of certain financial performance measures to be determined) of “excess cash flow” (to be defined in the applicable Loan Document); provided, that at the option of the Borrower, the amount of such mandatory prepayment shall be reduced dollar-for-dollar by the amount of voluntary prepayments of the Term Facility (other than voluntary prepayments funded with the proceeds of incurrences of indebtedness) made prior to the excess cash flow payment date.

All mandatory prepayments of the Term Facility will be applied without penalty or premium (except for breakage costs, if any) and will be applied pro rata to remaining scheduled amortization payments and the payments at final maturity.

Soft-Call Premium:
In the event that all or any portion of the Term Facility is repaid or prepaid in connection with a Repricing Transaction (as defined below) occurring on or prior to the first anniversary of the Closing Date, such repayment or prepayment will be made at 101.0% of the principal amount so repaid or prepaid.

“Repricing Transaction” means (i) any repayment or prepayment of loans under the Term Facility with proceeds or, or any conversion of loans under the Term Facility into, any debt financing having an effective yield that is less than the effective yield of the loans under the Term Facility (as such comparative rates are determined in the reasonable judgment of the Administrative Agent) and (ii) any waiver, consent or amendment that reduces the effective yield of the loans under the Term Facility (in each case, after giving effect to upfront fees, interest rate spreads, interest rate benchmark floors and original issue discount, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders and without taking into effect any fluctuations in LIBOR or comparable rate).

Security:
The Term Facility, each Guarantee and any interest rate hedging obligations of the Borrower or any Guarantor owed to the Administrative Agent, the Lead Arrangers, any Lender or any affiliate of the Administrative Agent, the Lead Arrangers or any Lender (the “Hedging Obligations”) other than Excluded Swap Obligations will be secured by the following assets of the Borrower and each Guarantor, whether owned on the Closing Date or thereafter acquired:

(a)
perfected second-priority security interests in the primary collateral securing the obligations under the Loan and Security Agreement dated as of March 10, 2009 (as amended, restated, supplemented, replaced or otherwise modified from time to time, the “ABL Credit Agreement”) by and among Louisiana-Pacific Corporation, certain of its subsidiaries, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent, including certain current assets of the Borrower and the Guarantors (collectively, the “Current Asset Collateral”); and

(b)
perfected first-priority security interests in substantially all other assets of the Borrower and the Guarantors, including, without limitation, a pledge of 100% of the capital stock of each domestic subsidiary of the Borrower and all intercompany debt owing to the Borrower and the Guarantors, but limited in the case of capital stock of foreign subsidiaries to a pledge of 65% of the capital stock of each first-tier foreign subsidiary of the Borrower (collectively, the “Fixed Asset Collateral” and, together with the Current Asset Collateral, the “Collateral”).

Notwithstanding the foregoing, the Collateral shall exclude (i) leasehold real property, (ii) certain fee-owned real property to be agreed, (iii) interests in partnerships, joint ventures, and non-wholly owned subsidiaries which cannot be pledged without consent of one or more third parties, (iv) the capital stock of captive insurance companies, not-for-profit subsidiaries and special purpose entities used for securities facilities and unrestricted subsidiaries, (v) margin stock, (vi) security interests to the extent the same would result in adverse tax consequences as reasonably determined by the Borrower, (vii) any property or assets the pledge of which would require governmental consent, approval, license or authorization, (viii) all foreign intellectual property and any “intent to use” trademark applications, (ix) motor vehicles and other assets subject to certificates of title, (x) any lease, license or other similar agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or similar agreement or purchase money arrangement or create a right of termination in favor any other party thereto after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code and other applicable law, and (xi) other customary exceptions to be agreed.
All security arrangements relating to the Term Facility and the Hedging Obligations will be in form and substance satisfactory to the Administrative Agent and the Lead Arrangers and will be perfected on the Closing Date. The foregoing requirement is subject to and limited and qualified by the second paragraph of Section 2 of the Commitment Letter.
The priority of the security interests in the Collateral and related creditors' rights will be set forth in customary intercreditor arrangements included in the Collateral documents and will be in form and substance satisfactory to the Administrative Agent and the Lead Arrangers.
Representations and

Warranties:
The credit agreement for the Term Facility will contain only the following representations and warranties by the Borrower (with respect to the Borrower and its restricted subsidiaries), which shall be on terms customary for transactions of this type: due organization; requisite power and authority; qualification; equity interests and ownership; due authorization, execution, delivery and enforceability of the Loan Documents; creation, perfection and priority of security interests (subject to the limitations on perfection set forth in the second paragraph of Section 2 of the Commitment Letter); no conflicts; governmental consents; historical and projected financial condition; no material adverse change; absence of material litigation; payment of taxes; title to properties; environmental matters; no defaults under material agreements; Investment Company Act and margin stock matters; ERISA and other employee matters; absence of brokers or finders fees; solvency of the Borrower and its subsidiaries taken as a whole; compliance with laws; status as first lien senior debt; full disclosure; and Patriot Act and other related matters.

Covenants:
The definitive Loan Documents for the Term Facility will contain only the following affirmative and negative covenants by the Borrower (with respect to the Borrower and its restricted subsidiaries), which shall be on terms customary for transactions of this type:

- financial covenants:	none;

- affirmative covenants:
delivery of financial statements and notices of certain material events; maintenance of existence; payment of taxes and claims; maintenance of properties; maintenance of insurance; books and records; inspections; lender meetings; compliance with laws; environmental matters; additional collateral and guarantors; maintenance of corporate level and facility level ratings; cash management and further assurances, including, in each case, exceptions and baskets to be mutually agreed upon; and

- negative covenants:
limitations with respect to other indebtedness; liens; negative pledges; restricted junior payments (e.g., dividends, distributions, buy-back redemptions or certain payments on certain debt); restrictions on subsidiary distributions; investments, mergers and acquisitions; sales of assets (including subsidiary interests); sales and lease-backs; transactions with affiliates; conduct of business; amendments and waivers of organizational documents, junior indebtedness and other material agreements; and changes to fiscal year, including, in each case, exceptions and baskets to be mutually agreed upon.

Events of Default:
The definitive Loan Documents for the Term Facility will include events of default (and, as appropriate, exceptions, baskets and grace periods) limited to: failure to make payments when due, defaults under other material agreements or instruments of indebtedness, certain events under material hedging agreements, noncompliance with covenants, breaches of representations and warranties in any material respect, bankruptcy, judgments in excess of specified amounts, ERISA, impairment of security interests in a material portion of the collateral, invalidity of guarantees, and “change of control” (to be defined in a mutually agreed upon manner).

Unrestricted Subsidiaries:
The Borrower will be permitted to designate any subsidiary as an “unrestricted subsidiary” and subsequently redesignate any such unrestricted subsidiary as a restricted subsidiary, provided that immediately before and after giving effect to any such designation or re-designation, no default or event of default shall have occurred and be continuing. The designation of any restricted subsidiary as an unrestricted subsidiary shall constitute an investment therein at the date of designation in an amount equal to the fair market value of such subsidiary. The designation of any unrestricted subsidiary as a restricted subsidiary shall constitute the incurrence at the time of designation of any indebtedness and liens of such subsidiary existing at such time. Unrestricted subsidiaries will not be subject to the representations and warranties, affirmative or negative covenants or events of default and other provisions of the Loan Documents.

Conditions Precedent to

Borrowing:
The several obligations of the Lenders to make, or cause one of their respective affiliates to make, loans under the Term Facility will be subject to the conditions precedent referred to in the Commitment Letter and listed on Annex D attached to the Commitment Letter.

Assignments and

Participations:
The Lenders may assign all or, in an amount of not less than $1.0 million, any part of, their respective shares of the Term Facility to their affiliates (other than natural persons) or one or more banks, financial institutions or other entities that are eligible assignees (to be defined in the Loan Documents) which are reasonably acceptable to the Administrative Agent and (except during the continuance of an event of default under the Loan Documents) the Borrower, each such consent not to be unreasonably withheld or delayed. The Borrower's consent shall be deemed to have been given if the Borrower has not responded within ten (10) business days of an assignment request. Upon such assignment, such affiliate, bank, financial institution or entity will become a Lender for all purposes under the Loan Documents; provided, that assignments made to affiliates and other Lenders will not be subject to the above described consent or minimum assignment amount requirements. A $3,500 processing fee will be required in connection with any such assignment, with exceptions to be agreed. The Lenders will also have the right to sell participations without restriction, subject to customary limitations on voting rights, in their respective shares of the Term Facility.

Requisite Lenders:
Amendments and waivers will require the approval of Lenders (other than Defaulting Lenders) holding more than 50% of total commitments or exposure under the Term Facility (“Requisite Lenders”), provided, that, in addition to the approval of Requisite Lenders, the consent of each Lender directly and adversely affected thereby will be required with respect to matters relating to (a) increases in the commitment of such Lender, (b) reductions of principal, interest, fees or premium, (c) extensions of final maturity or the due date of any amortization, interest, fee or premium payment, (d) certain collateral issues and (e) the definition of Requisite Lenders.

On or before the final maturity date of each of the Term Facility, the Borrower shall have the right to extend the maturity date of all or a portion of the Term Facility with only the consent of the Lenders whose loans or commitments are being extended, and otherwise on terms and conditions to be mutually agreed by the Lead Arrangers and the Borrower; it being understood that each Lender shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender.

Yield Protection:
The Term Facility will contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy, liquidity and capital requirements (or their interpretation), illegality, unavailability and other requirements of law and from the imposition of or changes in certain withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Rate loan on a day other than the last day of an interest period with respect thereto. For all purposes of the Loan Documents, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall be deemed introduced or adopted after the date of the Loan Documents. The Term Facility will provide that all payments are to be made free and clear of any taxes (other than franchise taxes and taxes on overall net income), imposts, assessments, withholdings or other deductions whatsoever. Lenders will furnish to the Administrative Agent appropriate certificates or other evidence of exemption from U.S. federal tax withholding.

Indemnity:
The Term Facility will provide customary and appropriate provisions relating to indemnity and related matters in a form reasonably satisfactory to the Lead Arrangers, the Administrative Agent and the Lenders.

Governing Law and

Jurisdiction:
The Term Facility will provide that the Borrower will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York (except to the extent the Administrative Agent, the Collateral Agent (to be defined in the Loan Documents) or any Lender requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment) and will waive any right to trial by jury. New York law will govern the Loan Documents, except with respect to certain security documents where applicable local law is necessary for enforceability or perfection.

Counsel to the Lead Arrangers

and Administrative Agent:	Latham & Watkins LLP.

Annex D
Louisiana-Pacific Corporation
Summary of Conditions Precedent to the Term Facility
This Summary of Conditions Precedent outlines certain of the conditions precedent to the Term Facility referred to in the Commitment Letter, of which this Annex D is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

1.
Concurrent Transactions: The proceeds from borrowings made on the Closing Date pursuant to the Term Facility, together with (a) cash on hand at the Borrower and/or its subsidiaries, (b) cash on hand at the Acquired Business and (c) borrowings under asset-based revolving credit facilities of the Borrower and/or its subsidiaries and/or the Acquired Business (to the extent such borrowings are available and permitted to be drawn) will be sufficient (i) to finance all of the cash consideration required in the Acquisition, (ii) to finance the purchase of any Existing Target Notes that are tendered pursuant to any COC Offer and required to be purchased on or prior to the Closing Date and (iii) to pay the Transaction Costs. The terms of the Acquisition Agreement will be reasonably satisfactory to the Lead Arrangers (it being agreed that the draft Acquisition Agreement dated September 4, 2013 provided to the Lead Arrangers is reasonably satisfactory to the Lead Arrangers)     In order for the Acquisition Agreement to be acceptable to the Lead Arrangers, it must contain provisions giving the Lead Arrangers and the Lenders the benefit of various protective provisions, including, without limitation, exclusive New York forum, waiver of jury trial, full exculpation of the financing sources, limitations on damages and remedies (to the extent the concept is included for the benefit of the purchaser), waiver of claims not based in contract and the Lead Arrangers and Lenders are third-party beneficiaries of the foregoing. and the Acquisition shall have been consummated pursuant to the Acquisition Agreement, in each case without giving effect to any modifications, consents, amendments or waivers thereto that are materially adverse to the Lenders and the Lead Arrangers (it being understood that (x) any amendment to Sections 9.3 (Third Party Beneficiaries), 9.6 (Governing Law; Waiver of Jury Trial) or 9.12 (No Recourse) (or the related definitions) of the Acquisition Agreement as in effect on the date hereof that is adverse to the Lenders and the Lead Arrangers and (y) any reduction of the purchase price in respect of the Acquisition, except to the extent such reduction is applied to reduce the amount of the Term Facility on a dollar-for-dollar basis, will be materially adverse to the Lenders and the Lead Arrangers). There will not exist (pro forma for the Acquisition and the financing thereof) any default or event of default under any indebtedness for borrowed money (including any undrawn commitments under revolving credit facilities) of the Borrower, Amazon or any of their respective subsidiaries with a principal balance (including any undrawn commitments under revolving credit facilities) in excess of $10.0 million.

2.
Financial Statements. The Lead Arrangers shall have received (i) audited financial statements of each of the Borrower and the Acquired Business for each of the three fiscal years immediately preceding the Acquisition; (ii) as soon as internal financial statements are available to the Acquired Business, unaudited financial statements for any interim period or periods of the Borrower and the Acquired Business ended after the date of the most recent audited financial statements and more than 45 calendar days prior to the Closing Date; and (iii) customary pro forma financial statements giving effect to the Transactions.

3.
Fees and Expenses. All costs, fees, expenses and other compensation contemplated by the Commitment Letter and the Fee Letter payable to the Lead Arrangers, the Administrative Agent or the Lenders shall have been paid to the extent due.

4.
Customary Closing Documents. The Lead Arrangers shall be satisfied that the Borrower has complied with the following customary closing conditions: (i) the delivery of customary legal opinions, lien searches and officer's certificates; (ii) evidence of authority; (iii) perfection of liens, pledges, and mortgages on the collateral securing the Term Facility (subject to the second paragraph of Section 2 of the Commitment Letter); and (iv) delivery of a solvency certificate from the chief financial officer of the Borrower in form and substance, and with supporting documentation, reasonably satisfactory to the Lead Arrangers, certifying that the Borrower and its subsidiaries are, on a consolidated basis, solvent. The Lead Arrangers will have received at least 5 days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

5.
Minimum Marketing Period. The Lead Arrangers shall have been afforded a period of 20 consecutive calendar days (the “Marketing Period”) following the later of (x) the date upon which the Confidential Information Memorandum has been delivered to the Lead Arrangers and (y) the date that is five business days after the Borrower has delivered written notice to the Lead Arrangers specifying the final amount of commitments, and the proposed amount of borrowings to be made on the Closing Date, under the Term Facility (which proposed amount shall in no event be less than $100.0 million), to syndicate the Term Facility prior to the Closing Date; provided, that (i) the Marketing Period shall exclude November 27, 2013 through and including November 29, 2013 (it being understood that such days shall be disregarded for purposes of calculating the consecutive days constituting the Marketing Period) and (ii) if the Marketing Period has not concluded prior to December 20, 2013, then the Marketing Period shall commence after January 6, 2014.

6.
Accuracy of Representations and Warranties. The Specified Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects (without giving effect to any “double materiality”).